Exhibit 99.3

Woodbridge Holdings, LLC

For the Quarterly Period Ended March 31, 2013

Woodbridge Holdings, LLC
Consolidated Statements of Financial Condition
(In thousands)

	March 31,	December 31,
	2013	2012
Assets	Unaudited	Audited
Cash and cash equivalents	$216,307	153,893
Restricted cash ($34,087 in 2013 and $38,399 in 2012 held by variable
interest entity (“VIE”)	58,425	54,335
Notes receivable, including net securitized notes of $353,500 in 2013 and
$354,939 in 2012 held by VIE, net of allowance of $60,375 in 2013
and $63,374 in 2012	480,535	487,110
Inventory	191,503	195,357
Investment in unconsolidated trusts	2,170	2,132
Property and equipment, net	58,972	58,117
Intangible assets	64,313	64,370
Other assets	59,708	43,063
Total assets	$1,131,933	1,058,377

Liabilities and Equity

Accounts payable, accrued liabilities and other	101,406	114,391
Deferred tax liability, net	64,717	57,171
Receivable-backed notes payable – recourse ($9,094 in 2013 and $10,270 in 2012 held by VIE)	81,212	89,356
Receivable-backed notes payable – non-recourse (held by VIE)	349,269	356,015
Notes and mortgage notes payable	91,110	21,329
Junior subordinated debentures	145,464	144,831
Total liabilities	833,178	783,093

Paid-in capital	357,432	347,792
Accumulated deficit	(162,712)	(167,733)
Total Woodbridge member’s equity	194,720	180,059
Noncontrolling interest	104,035	95,225
Total equity	298,755	275,284
Total liabilities and equity	$1,131,933	1,058,377

See Notes to Consolidated Financial Statements - Unaudited

Woodbridge Holdings, LLC
Consolidated Statements of Operations - Unaudited
(In thousands)

	For the three months ended March 31,
	2013	2012
Revenues:
Sales of VOIs	$57,284	43,597
Fee based sale commission and other revenues	18,865	12,778
Other resort fee-based revenue	19,285	18,815
Interest Income	20,511	21,164
Total revenues	115,945	96,354

Costs and expenses:
Cost of sales of VOIs	6,561	4,362
Cost of sales of resort fee-based operations	12,530	12,986
Selling, general and administrative expenses	64,796	51,885
Interest expense	11,151	12,926
Total costs and expenses	95,038	82,159

Other income	322	374
Income from continuing operations before taxes	21,229	14,569
Provision for income taxes	(7,577)	(5,200)
Income from continuing operations	13,652	9,369
(Loss) income from discontinued operations, net of taxes	(50)	4,094
Net income	13,602	13,463
Net income attributable to noncontrolling interest	(8,581)	(7,005)
Net income attributable to Woodbridge	$5,021	6,458

See Notes to Consolidated Financial Statements - Unaudited

Woodbridge Holdings, LLC
Consolidated Statements of Comprehensive Income - Unaudited
(In thousands)

	For the Three Months
	Ended March 31,
	2013	2012
Net income	$13,602	13,463
Less: Comprehensive income attributable to noncontrolling interest	(8,581)	(7,005)
Total comprehensive income attributable to Woodbridge	$5,021	6,458
See Notes to Consolidated Financial Statements - Unaudited

Woodbridge Holdings, LLC
Consolidated Statement of Changes in Total Equity - Unaudited
(In thousands)

			Total
			Woodbridge	Non-
	Paid-in	Accumulated	Member’s	controlling	Total
	Capital	Deficit	Equity	Interest	Equity
Balance at December 31, 2012	$347,792	(167,733)	180,059	95,225	275,284
Net income	-	5,021	5,021	8,581	13,602
Effect of subsidiary capital transactions attributable to Woodbridge	647	-	647	-	647
Noncontrolling interest net effect of subsidiaries’ capital transactions	-	-	-	229	229
Contribution from BFC	8,993		8,993	-	8,993
Balance at March 31, 2013	$357,432	(162,712)	194,720	104,035	298,755

See Notes to Consolidated Financial Statements - Unaudited

Woodbridge Holdings, LLC
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	For the three months ended March 31,
	2013	2012
Operating activities:
Net income	$13,602	13,463
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and accretion, net	180	(753)
Provision for credit losses	4,110	6,429
Gain on sale of assets held for sale	-	(4,446)
Provision for deferred income taxes	7,546	4,730
Share-based compensation expense related to
stock options and restricted stock	99	630
Changes in operating assets and liabilities:
Inventory of real estate	7,303	6,585
Notes receivable	2,166	5,049
Restricted cash	(4,090)	(4,499)
Other assets	(15,256)	(5,998)
Accounts payable, accrued expenses and other liabilities	(3,611)	1,240
Net cash provided by operating activities	12,049	22,430

Investing activities:
Cash paid in the settlement of liability related to assets held for sale	-	(668)
Capital expenditures	(2,436)	(1,245)
Net cash used in investing activities	(2,436)	(1,913)

Financing activities:
Proceeds from notes and mortgage notes payable	94,308	14,973
Repayment of notes and mortgage notes payable	(39,658)	(51,513)
Debt issue costs	(2,248)	(800)
Proceeds from subsidiaries' option exercise	399	-
Distributions to noncontrolling interests	-	(7,350)
Net cash provided by (used in) financing activities	52,801	(44,690)
Increase (decrease) in cash and cash equivalents	62,414	(24,173)
Cash and cash equivalents at the beginning of period	153,893	86,189
Cash and cash equivalents at end of period	$216,307	62,016

Supplemental cash flow information
Interest paid on borrowings, net of amounts capitalized	$9,319	12,004
Income taxes paid	1,029	2,977
Income taxes refunded	(4)	(51)
Supplemental disclosure of non-cash operating,
investing and financing activities:
Change in total equity from the net effect
of subsidiaries’ capital transactions, net of taxes	876	596

See Notes to Consolidated Financial Statements - Unaudited

 Woodbridge Holdings, LLC - Notes to Consolidated Financial Statements - Unaudited

1.    Presentation of Interim Financial Statements

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and disclosures required by GAAP for complete financial statements. In management’s opinion, the accompanying unaudited consolidated financial statements contain all adjustments, which include normal recurring adjustments, as are necessary for a fair statement of the  consolidated financial condition of Woodbridge Holdings, LLC (“Woodbridge” or, unless otherwise indicated or the context otherwise requires, “we,” “us,” “our,” or the “Company”) at March 31, 2013; the consolidated results of operations and  comprehensive income of Woodbridge for the three months ended March 31, 2013 and 2012; the consolidated cash flows of Woodbridge for the three months ended March 31, 2013 and 2012; and changes in total equity in Woodbridge for the three months ended March 31, 2013. Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 or any other future period. All significant inter-company balances and transactions have been eliminated in consolidation. As used throughout this document, the term “fair value” reflects the Company’s estimate of fair value as discussed herein. Certain amounts for prior periods have been reclassified to conform to the current period’s presentation.

Woodbridge is a holding company and its principal holding is its interest in Bluegreen Corporation (“Bluegreen”).  Prior to April 2, 2013, Woodbridge held a 54% controlling interest in Bluegreen and Woodbridge was a wholly-owned subsidiary of BFC Financial Corporation (“BFC”).  As described below, on April 2, 2013, Woodbridge acquired all of the shares of Bluegreen’s common stock not previously owned by it in a cash merger transaction.  In connection with the closing of the merger, BBX Capital Corporation (“BBX Capital”) invested $71.75 million in Woodbridge in exchange for a 46% interest in Woodbridge.  BFC continues to hold the remaining 54% of Woodbridge’s outstanding membership interests.

GAAP requires that Woodbridge consolidate the financial results of the entities in which it has controlling interest. As a consequence, the assets and liabilities of all such entities are presented on a consolidated basis in Woodbridge’s financial statements. However, except as otherwise noted, the debts and obligations of the consolidated entities, including Bluegreen are not direct obligations of Woodbridge and are non-recourse to Woodbridge. Similarly, the assets of those entities are not available to Woodbridge absent a dividend or distribution from those entities. The recognition by Woodbridge of income from controlled entities is determined based on the total percent of economic ownership in those entities. At March 31, 2013,  Woodbridge had an approximately 54% economic ownership interest in Bluegreen.  As described above and in further detail below, the merger between Bluegreen and Woodbridge was consummated on April 2, 2013, resulting in Bluegreen becoming a wholly-owned subsidiary of Woodbridge.

Discontinued operations of Woodbridge include the results of Bluegreen Communities, substantially all of the assets of which were sold by Bluegreen during May 2012, and Cypress Creek Holdings, LLC (“Cypress Creek Holdings”). See Note 3  for further discussion of discontinued operations.

Recent Events

The Bluegreen Merger

On April 2, 2013, Bluegreen merged with a wholly-owned subsidiary of Woodbridge in a cash merger transaction (sometimes hereinafter referred to as the “Bluegreen merger”).  Pursuant to the terms of the merger agreement, Bluegreen’s shareholders (other than Woodbridge) received consideration of $10.00 in cash for each share of Bluegreen’s common stock that they held at the effective time of the merger, including unvested restricted shares. In addition, each option to acquire shares of Bluegreen’s common stock that was outstanding at the effective time of the merger, whether vested or unvested, was canceled in exchange for a cash payment to the holder in an amount equal to the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option. The aggregate merger consideration was approximately $149 million.  As a result of the merger, Bluegreen, which was the surviving corporation of the merger, became a wholly-owned subsidiary of Woodbridge.  Prior to the merger, Woodbridge owned approximately 54% of Bluegreen’s outstanding common stock. These shares were canceled upon consummation of the merger without any payment therefor.

In connection with the financing of the merger, BFC and Woodbridge entered into a Purchase Agreement with BBX Capital on April 2, 2013 (the “Purchase Agreement”).  Pursuant to the terms of the Purchase Agreement, BBX Capital invested $71.75 million in Woodbridge in connection with the closing of the merger in exchange for a 46% equity interest in Woodbridge. BFC holds the remaining 54% of Woodbridge’s outstanding equity interests. BBX Capital’s investment in Woodbridge consisted of $60 million in cash, which was utilized to pay a portion of the aggregate merger consideration, and a promissory note in Woodbridge’s favor in the principal amount of $11.75 million (the “Note”). The Note has a term of five years, accrues interest at a rate of 5% per annum and provides for payments of interest only on a quarterly basis during the term of the Note, with all outstanding amounts being due and payable at the end of the five-year term. In connection with BBX Capital’s investment in Woodbridge, BFC and BBX Capital entered into an Amended and Restated Operating Agreement of Woodbridge, which sets forth BFC’s and BBX Capital’s respective rights as members of Woodbridge and provides for, among other things, unanimity on certain specified “major decisions” and distributions to be made on a pro rata basis in accordance with BFC’s and BBX Capital’s respective percentage equity interests in Woodbridge.

Additionally, the proceeds from Bluegreen’s issuance of $75 million of senior secured notes (the “2013 Notes Payable”) on March 26, 2013 in a private transaction and approximately $14 million of Bluegreen’s unrestricted cash were utilized in connection with the funding of the $149 million merger consideration indicated above. See Note 8 for additional information regarding the 2013 Notes Payable.

Sale of Bluegreen Communities

On May 4, 2012, Bluegreen sold substantially all of the assets that comprised its former residential communities business, Bluegreen Communities, to Southstar Development Partners, Inc. (“Southstar”) for a purchase price of $29.0 million in cash.  Southstar also agreed to pay an amount equal to 20% of the net proceeds (as calculated in accordance with the terms of the agreement) of its sale, if any, of two specified parcels of real estate purchased by Southstar under the agreement.  Southstar sold one of the parcels during 2012 and paid to Bluegreen the proceeds to which it was entitled, which were insignificant.  Assets excluded from the sale included primarily Bluegreen’s Communities notes receivable portfolio.  Bluegreen Communities is classified as a discontinued operation for all periods presented in the accompanying consolidated financial statements.  See Note 3 for additional information regarding discontinued operations.

2.    Liquidity

We expect to use our available funds to fund operations and meet our obligations. Certain of Bluegreen’s credit facilities contain terms which limit the payment of cash dividends, and Bluegreen may only pay dividends subject to such restrictions.  In addition, dividends from Bluegreen are subject to declaration by its board of directors, a majority of whom were previously determined to be independent under the listing standards of the NYSE.   While we expect to receive dividends from Bluegreen from time to time, there is no assurance that Woodbridge will receive such dividend payments as they will be dependent on and subject to the results of operations, cash flows and business plans of Bluegreen as well as restrictions contained in Bluegreen’s debts facilities.  Dividend payments by Woodbridge will require the approval of both BBX Capital and BFC, in their capacities as members of Woodbridge, as well as declaration by Woodbridge’s Board of Managers.

Woodbridge (Parent Company Level)

On September 21, 2009, Woodbridge merged with and into a wholly owned subsidiary of BFC. Pursuant to the merger, shareholders of Woodbridge Holdings Corporation (“WHC”), the predecessor by merger of Woodbridge, at the effective time of the merger (other than BFC) were entitled to receive 3.47 shares of BFC’s Class A Common Stock in exchange for each share of WHC’s Class A Common Stock that they owned. Under Florida law, holders of WHC’s Class A Common Stock who did not vote to approve the merger and properly asserted and exercised their appraisal rights with respect to their shares (“Dissenting Holders”) are entitled to receive a cash payment in an amount equal to the fair value of their shares as determined in accordance with the provisions of Florida law in lieu of the shares of BFC’s Class A Common Stock that they would otherwise have been entitled to receive. Dissenting Holders, who collectively held approximately 4.2 million shares of WHC’s Class A Common Stock, rejected Woodbridge’s offer of $1.10 per share and requested payment for their shares based on their respective fair value estimates of WHC’s Class A Common Stock. In accordance with Florida law, Woodbridge thereafter commenced legal proceedings relating to the appraisal process.  In December 2009, a $4.6 million liability was recorded based on Woodbridge’s $1.10 per share offer to the Dissenting Holders, with a corresponding reduction to additional paid-in capital.  On July 5, 2012, the presiding court in the appraisal rights action determined the fair value of the Dissenting Holders’ shares to be $1.78 per share and awarded legal and other costs in favor of the Dissenting Holders. As a result, the $4.6 million liability was increased to approximately $7.5 million (with a corresponding reduction to additional paid in capital of $2.8 million) as of the quarter ended June 30, 2012 to account for the per share value awarded.  On March 11, 2013, the court awarded legal fees and pre and post judgment interest to the Dissenting Holders for a total award to the Dissenting Holders of approximately $11.9 million (including the $7.5 million based on the $1.78 per share value determination).  As a result, the liability was increased by approximately $4.4 million during the fourth quarter of 2012. Woodbridge has appealed the court’s ruling with respect to its fair value determination and the award of legal fees and costs and posted a $13.4 million bond in connection with the appeal. The outcome of the appeal is uncertain.

Bluegreen

Bluegreen believes that its existing cash, anticipated cash generated from operations, anticipated future permitted borrowings under existing or proposed credit facilities and anticipated future sales of notes receivable under the purchase facilities and one or more replacement facilities Bluegreen may seek to put in place will be sufficient to meet its anticipated working capital, capital expenditures and debt service requirements, including the contractual payment of the obligations of Bluegreen described herein, for the foreseeable future, subject to the successful implementation of ongoing strategic initiatives and the ongoing availability of credit. Bluegreen will continue its efforts to renew, extend, or replace any credit and receivables purchase facilities that have expired or that will expire in the near term.  Bluegreen may, in the future, also obtain additional credit facilities and may issue corporate debt securities or enter into joint ventures with third parties. If Bluegreen is unable to sell notes receivable or borrow under existing or new facilities, Bluegreen’s ability to satisfy its obligations would be materially adversely affected.

Carolina Oak

Carolina Oak, LLC (“Carolina Oak”), a wholly owned subsidiary of Woodbridge engaged in homebuilding activities in South Carolina prior to the suspension of those activities in the fourth quarter of 2008. Woodbridge was the obligor under a $37.2 million loan collateralized by certain property owned by Carolina Oak.  During 2009, the lender declared the loan to be in default and filed an action for foreclosure.  On April 26, 2011, a settlement agreement was entered into to resolve the disputes and litigation relating to the loan. Under the terms and subject to the conditions of the settlement agreement, (i) Woodbridge paid $2.5 million to the note holder, (ii) Carolina Oak conveyed to the note holder the real property securing the loan and (iii) the note holder agreed not to pursue certain remedies, including a deficiency judgment, and after the expiration of an agreed-upon time period (which expired during April 2012), to fully release Woodbridge and Carolina Oak. In accordance with applicable accounting guidance, a deferred gain on debt settlement of $29.9 million was recorded in the Company’s consolidated statement of financial condition as of December 31, 2011 and was recognized as income in the quarter ended June 30, 2012 as a result of the full release of Woodbridge and Carolina Oak in April 2012.

3.    Discontinued Operations

Discontinued operations for the three months ended March 31, 2013 consisted of Bluegreen Communities.    The results of discontinued operations for the three months ended March 31, 2013 were not significant. Discontinued operations for the three months ended March 31, 2012 included Bluegreen Communities and Cypress Creek Holdings.  The following table summarizes the results of discontinued operations for Bluegreen Communities and Cypress Creek Holdings for the three months ended March 31, 2012 (in thousands):

	For the Three Months Ended March 31, 2012
		Cypress
	Bluegreen	Creek
	Communities	Holdings	Total

Revenues	$2,798	3	2,801
Gain on sale of assets	-	4,446	4,446
	2,798	4,449	7,247
Costs and Expenses :
Other costs and expenses	2,664	52	2,716
Interest expense	642	-	642
Loss on assets held for sale	264	-	264
	3,570	52	3,622

(Loss) income from discontinued operations
before income taxes	(772)	4,397	3,625
Less: Benefit for income taxes	(469)	-	(469)
(Loss) income from discontinued operations	$(303)	4,397	4,094

Bluegreen Communities

In May 2012, Bluegreen sold substantially all of the assets that comprised Bluegreen Communities to Southstar for a purchase price of $29.0 million in cash.  Certain assets, including primarily Bluegreen Communities’ notes receivable portfolio, were not sold to Southstar.

In addition to the results of Bluegreen Communities, discontinued operations included interest expense primarily on Bluegreen’s H4BG Communities Facility as certain of the assets classified as held for sale (and which were sold to Southstar as part of the Bluegreen Communities sale) served as collateral under this facility.

Cypress Creek Holdings

During January 2012, Cypress Creek Holdings sold the office building it owned for approximately $10.8 million. The building, which was classified as an asset held for sale as of December 31, 2011, served as collateral for an approximately $11.2 million mortgage loan. The proceeds of the sale plus a $668,000 payment made by Cypress Creek Holdings were paid to the lender in full satisfaction of the loan. The Company recognized a gain of approximately $4.4 million in connection with the sale during the first quarter of 2012.

4.    Fair Value Measurement

The following tables present information for financial instruments at March 31, 2013 and December 31, 2012 (in thousands):

		Fair Value Measurements Using
			Quoted prices
	Carrying		in Active	Significant
	Amount		Markets	Other	Significant
	As of	As of	for Identical	Observable	Unobservable
	March 31,	March 31,	Assets	Inputs	Inputs
	2013	2013	(Level 1)	(Level 2)	(Level 3)
Financial assets:
Cash and cash equivalents	$216,307	216,307	216,307	-	-
Restricted cash	58,425	58,425	58,425	-	-
Notes receivable, net	480,535	533,000	-	-	533,000

Financial liabilities:
Receivable-backed notes payable	$430,481	438,000	-	-	438,000
Notes and mortgage notes payable and other borrowings	91,110	91,000	-	-	91,000
Junior subordinated debentures	145,464	119,000	-	-	119,000

		Fair Value Measurements Using
			Quoted prices
	Carrying		in Active	Significant
	Amount		Markets	Other	Significant
	As of	As of	for Identical	Observable	Unobservable
	December 31,	December 31,	Assets	Inputs	Inputs
	2012	2012	(Level 1)	(Level 2)	(Level 3)
Financial assets:
Cash and cash equivalents	$153,893	153,893	153,893	-	-
Restricted cash	54,335	54,335	54,335	-	-
Notes receivable, net	487,110	550,000	-	-	550,000

Financial liabilities:
Receivable-backed notes payable	$445,371	454,000	-	-	454,000
Notes and mortgage notes payable and other borrowings	21,329	21,000	-	-	21,000
Junior subordinated debentures	144,831	117,000	-	-	117,000

Management of the Company or Bluegreen, as the case may be, has made estimates of fair value that it believes to be reasonable. However, because there is no active market for many of these financial instruments, the fair value of certain of these financial instruments has been derived using the income approach technique with Level 3 unobservable inputs. Estimates used in net present value financial models rely on assumptions and judgments regarding issues where the outcome is unknown and actual results or values may differ significantly from these estimates. These fair value estimates do not consider the tax effect that would be associated with the disposition of the assets or liabilities at their fair value estimates.  As such, may the estimated value upon sale or disposition of the asset may not be received and the estimated value upon disposition of the liability in advance of its scheduled maturity.

The estimated fair value of the Company’s and Bluegreen’s junior subordinated debentures are estimated using Level 3 inputs based on the contractual cash flows discounted at a market rate or based on market price quotes from the over-the-counter bond market.

The fair value of Bluegreen’s notes receivable is estimated using Level 3 inputs and is based on estimated future cash flows considering contractual payments and estimates of prepayments and defaults, discounted at a market rate.

The estimated fair values of Bluegreen’s notes and mortgage notes payable and other borrowings, including receivable-backed notes payable, were determined using Level 3 inputs by discounting the net cash outflows estimated to be used to repay the debt.  These obligations are to be satisfied using the proceeds from the consumer loans that secure the obligations.

The amounts reported in our consolidated balance sheet for cash and cash equivalents and restricted cash approximate fair value.

5.     Bluegreen’s Notes Receivable

The table below sets forth information relating to Bluegreen’s notes receivable (in thousands):

	As of
	March 31, 2013	December 31, 2012
Notes receivable secured by VOIs:
VOI notes receivable - non-securitized	$133,372	139,777
VOI notes receivable - securitized	414,637	420,451
Purchase accounting adjustment	(11,919)	(14,736)
	536,090	545,492

Allowance for credit losses	(60,029)	(63,103)
VOI notes receivable, net	476,061	482,389
Allowance as a % of VOI notes receivable	11%	12%

Notes receivable secured by homesites:
Homesite notes receivable	$4,820	4,992
Allowance for credit losses	(346)	(271)
Homesite notes receivable, net	4,474	4,721
Allowance as a % of homesite notes receivable	7%	5%

Total notes receivable
Gross notes receivable	552,829	565,220
Purchase accounting adjustment	(11,919)	(14,736)
Allowance for credit losses	(60,375)	(63,374)
Notes receivable, net	$480,535	487,110
Allowance as a % of gross notes receivable	11%	12%

The table above includes notes receivable which were deemed to be acquired by Woodbridge in connection with Woodbridge’s November 2009 acquisition of approximately 7.4 million additional shares of Bluegreen’s Common Stock, which resulted in Woodbridge holding a controlling interest in Bluegreen.  In accordance with applicable accounting guidance “Loans and Debt Securities Acquired with Deteriorated Credit Quality”, Woodbridge elected to recognize interest income on these notes receivable using the expected cash flows method. Woodbridge treated expected prepayments consistently in determining cash flows expected to be collected, such that the non-accretable difference is not affected and the difference between actual prepayments and expected prepayments shall not affect the non-accretable difference.  The assumption for prepayment rates was derived from Bluegreen’s historical performance information for its off-balance sheet securitizations and ranges from 4% to 9%.  As of March 31, 2013 and December 31, 2012, the outstanding contractual unpaid principal balance of the acquired notes was $139.8 million and $150.1 million, respectively. As of March 31, 2013 and December 31, 2012, the carrying amount of the acquired notes was $127.9 million and $135.4 million, respectively.

The carrying amount of the acquired notes is included in the balance sheet amounts of notes receivable at March 31, 2013 and December 31, 2012. The following is a reconciliation of accretable yield as of March 31, 2013 and December 31, 2012 (in thousands):

	For the Three	For the Twelve
	Months Ended	Months Ended
Accretable Yield	March 31,	December 31,
	2013	2012
Balance, beginning of period	$54,170	74,526
Accretion	(4,841)	(22,168)
Reclassification to nonaccretable yield	(968)	1,812
Balance, end of period	$48,361	54,170

The weighted-average interest rate on Bluegreen’s notes receivable was 15.6% and 15.5% at March 31, 2013 and December 31, 2012, respectively.  All of Bluegreen’s VOI notes receivable bear interest at fixed rates.  The weighted-average interest rate charged on loans secured by VOIs was 15.6% as of both March 31, 2013 and December 31, 2012.  The majority of Bluegreen’s notes receivable secured by home sites bear interest at variable rates.  The weighted-average interest rate charged on notes receivable secured by home sites was 7.7% as of both March 31, 2013 and December 31, 2012.

Bluegreen’s notes receivable are carried at amortized cost less an allowance for bad debts.  Interest income is suspended, and previously accrued but unpaid interest income is reversed, on all delinquent notes receivable when principal or interest payments are more than three months contractually past due and not resumed until such loans are less than three months past due.  As of March 31, 2013 and December 31, 2012, $11.0 million and $12.1 million, respectively, of the VOI notes receivable were more than three months past due, and accordingly, consistent with Bluegreen’s policy, were not accruing interest income.

Credit Quality for Financial Receivables and Allowance for Credit Losses

Bluegreen holds large amounts of homogeneous VOI notes receivable and assesses uncollectibility based on pools of receivables. In estimating future credit losses, Bluegreen does not use a single primary indicator of credit quality but instead evaluates its VOI notes receivable based upon a combination of factors, including a static pool analysis, the aging of the respective receivables, current default trends and prepayment rates by origination year, and the FICO® scores of the borrowers at the time of origination.

The table below sets forth the activity in the allowance for loan losses (including homesite notes receivable) as follows (in thousands):

	March 31,
	2013	2012
Balance, beginning of period	$63,374	73,260
Provision for credit losses	4,110	6,429
Write-offs of uncollectible receivables	(7,109)	(9,350)
Balance, end of period	$60,375	70,339

The following table shows the delinquency status of Bluegreen’s VOI notes receivable as of March 31, 2013 and December 31, 2012 (in thousands):

	March 31,	December 31,
	2013	2012
Current	$527,212	534,080
31-60 days	5,359	7,843
61-90 days	4,406	6,181
91 days or more (1)	11,032	12,124
Purchase accounting adjustments	(11,919)	(14,736)
Total	$536,090	545,492

(1)

Includes $6.3 million and $5.5 million as of March 31, 2013 and December 31, 2012, respectively, relating to VOI notes receivable that, as of the applicable date, had been foreclosed but the related VOI note receivable balance had not yet been charged off in accordance with the provisions of certain of Bluegreen's receivable-backed notes payables.  These VOI notes receivable have been reflected in the allowance for loan loss.

6.    Variable Interest Entities

Bluegreen

Bluegreen sells VOI notes receivable through special purpose finance entities. These transactions are generally structured as non-recourse to Bluegreen, with the exception of one securitization transaction (the Legacy Securitization) entered into in 2010 which was guaranteed by Bluegreen (See Note 8 below for further information regarding the Legacy Securitization). These transactions are generally designed to provide liquidity for Bluegreen and transfer the economic risks and certain of the benefits of the notes receivable to third-parties.  In a securitization, various classes of debt securities are issued by the special purpose finance entities that are generally collateralized by a single tranche of transferred assets, which consist of VOI notes receivable. Bluegreen services the securitized notes receivable for a fee pursuant to servicing agreements negotiated with third parties based on market conditions at the time of the securitizations.

In accordance with applicable guidance for the consolidation of VIEs, Bluegreen analyzes its variable interests, which may consist of loans, servicing rights, guarantees, and equity investments, to determine if an entity in which it has a variable interest is a variable interest entity. Bluegreen’s analysis includes both quantitative and qualitative reviews. Bluegreen bases its quantitative analysis on the forecasted cash flows of the entity, and it bases its qualitative analysis on the design of the entity, its organizational structure, including decision-making ability, and relevant financial agreements. Bluegreen also uses qualitative analysis to determine if it must consolidate a variable interest entity as the primary beneficiary.  In accordance with applicable accounting guidance currently in effect, Bluegreen has determined these securitization entities to be VIEs and consolidates the entities into its financial statements as it is the primary beneficiary of the entities. As previously described, Woodbridge consolidates Bluegreen and its consolidated subsidiaries and VIEs into Woodbridge’s financial statements.

Under the terms of certain of Bluegreen’s timeshare note sales, Bluegreen has the right to repurchase or substitute, a limited amount of defaulted mortgage notes for new notes at the outstanding principal balance plus accrued interest or, in some facilities, at 24% of the original sale price associated with the VOI which collateralizes the defaulted notes receivable.  Voluntary repurchases and substitutions by Bluegreen of defaulted notes receivable during the three months ended March 31, 2013 and 2012 were $2.7 million and $4.9 million, respectively.

Information related to the assets and liabilities of the VIEs of Bluegreen included in the consolidated statements of financial condition is set forth below (in thousands):

	March 31,	December 31,
	2013	2012
Restricted cash	$34,087	38,399
Securitized notes receivable, net	353,500	354,939
Receivable backed notes payable - non-recourse	349,269	356,015
Receivable backed notes payable - recourse	9,094	10,270

The restricted cash and the securitized notes receivable balances disclosed above are restricted to satisfy obligations of the VIEs.

7.     Inventory

Inventory consisted of the following (in thousands):

	March 31,	December 31,
	2013	2012

Completed VOI units	$182,310	189,812
Construction-in-progress	968	562
Real estate held for future development	83,425	83,632
Subtotal	266,703	274,006
Purchase accounting adjustment	(75,200)	(78,649)
Total	$191,503	195,357

The Company’s inventory is comprised of Bluegreen’s completed VOIs, Bluegreen’s VOIs under construction and land held by Bluegreen for future vacation ownership development.  Bluegreen reviews real estate held for future vacation ownership development for impairment under applicable accounting guidelines, which require that such properties be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. No impairment charges were recorded with respect to the inventory held by Bluegreen Resorts, Bluegreen’s operating segment, during the three months ended March 31, 2013 or 2012.

Interest capitalized to VOI inventory during the three months ended March 31, 2013 and 2012 was insignificant. The interest expense reflected in the consolidated financial statements is net of capitalized interest.

8.     Debt

Notes and Mortgage Notes Payable and Other Borrowings

The table below sets forth the balances of Bluegreen’s respective lines-of-credit and notes payable (other than receivable-backed notes payable) facilities as of March 31, 2013 and December 31, 2012 (dollars in thousands):

	As of March 31, 2013			As of December 31, 2012
			Carrying			Carrying
	Debt	Interest	Amount of	Debt	Interest	Amount of
	Balance	Rate	Pledged Assets	Balance	Rate	Pledged Assets
Bluegreen:
2013 Notes Payable	$75,000	8.80%	57,111	-	-	-
Foundation Capital	9,273	8.00%	14,008	9,351	8.00%	14,048
Capital Source Term Loan	3,214	7.50%	10,955	4,870	7.50%	11,162
Textron AD&C Facility	-	-	-	2,828	4.75%	9,654
Fifth Third Bank Note	2,644	3.20%	4,343	2,701	3.21%	4,357
Other	1,187	5.0-6.0%	4,984	1,801	5.0-6.0%	4,441
	91,318		91,401	21,551		43,662
Less purchase accounting adjustments	(208)		-	(222)		-
Total Notes Payable	$91,110		91,401	21,329		43,662

Bluegreen

Bluegreen has outstanding borrowings with various financial institutions and other lenders, which have been used to finance the acquisition and development of Bluegreen’s inventory and to fund operations

2013 Notes Payable.  On March 26, 2013, Bluegreen issued $75.0 million of senior secured notes (the “2013 Notes Payable”) in a private financing. The 2013 Notes Payable are secured by certain of Bluegreen’s assets, including primarily the cash flows from the residual interests relating to its term securitizations and Bluegreen’s VOI inventory in the BG Club 36 resort in Las Vegas, Nevada.  Pursuant to the terms of the instruments governing the 2013 Notes Payable, Bluegreen is required to periodically pledge reacquired VOI inventory in the BG Club 36 resort.  Bluegreen may also pledge additional residual interests from its future term securitizations, if any.  The 2013 Notes Payable initially accrued interest at a fixed rate of 8.8%.  During April 2013, the interest rate on the 2013 Notes Payable prospectively decreased to a fixed rate of 8.05% based on a final rating obtained from a rating agency pursuant to the terms of the instruments governing the 2013 Notes Payable.  The 2013 Notes Payable matures in March 2020, with certain required amortization during the seven-year term.  The terms of the 2013 Notes Payable include certain covenants and events of default, which Bluegreen considers to be customary for transactions of this type.  The proceeds from the 2013 Notes Payable were used to fund a portion of the merger consideration paid to the former shareholders of Bluegreen in connection with the consummation of the Bluegreen merger during April 2013.

Other than the 2013 Notes Payable, Bluegreen had no new debt issuances and there were no significant changes related to its lines-of-credit and notes payable (other than receivable-backed notes payable) during the three months ended March 31, 2013.

Receivable-Backed Notes Payable

The table below sets forth the information regarding Bluegreen’s receivable-backed notes payable facilities (dollars in thousands):

	As of March 31, 2013			As of December 31, 2012
			Principal			Principal
			Balance of			Balance of
			Pledged/			Pledged/
	Debt	Interest	Secured	Debt	Interest	Secured
	Balance	Rate	Receivables	Balance	Rate	Receivables
Recourse receivable-backed notes payable:
Liberty Bank Facility	$27,793	6.00%	33,507	29,754	6.00%	35,480
GE Bluegreen/Big Cedar
Receivables Facility	5,548	1.95%	18,360	7,517	1.96%	19,665
Legacy Securitization (1)	10,128	12.00%	18,101	11,436	12.00%	19,442
NBA Receivables Facility	19,856	4.50-6.75%	25,754	22,209	4.50-6.75%	27,655
CapitalSource Facility	19,112	6.50%	26,450	19,890	6.50%	26,886
Total before discount	82,437		122,172	90,806		129,128
Less unamortized discount on
Legacy Securitization	(1,034)		-	(1,166)		-
Total	81,403		122,172	89,640		129,128
Less purchase accounting adjustment	(191)		-	(284)		-
	$81,212		122,172	89,356		129,128

Non-recourse receivable-backed notes payable:
BB&T Purchase Facility	$10,576	4.25%	15,208	-	4.25%	-
Quorum Purchase Facility	20,761	5.50-6.90%	24,395	15,683	6.00-8.00%	18,596
2012 Term Securitization	90,843	2.94%	100,209	95,900	2.94%	105,061
GE 2004 Facility	5,865	7.16%	6,612	6,292	7.16%	7,151
2005 Term Securitization	23,994	5.98%	25,790	26,749	5.98%	28,984
GE 2006 Facility	31,305	7.35%	35,085	33,287	7.35%	37,560
2006 Term Securitization	27,148	6.16%	29,096	29,515	6.16%	31,825
2007 Term Securitization	55,613	7.32%	61,946	59,701	7.32%	66,654
2008 Term Securitization	21,210	7.88%	23,806	22,830	7.88%	25,758
2010 Term Securitization	61,954	5.54%	74,390	66,058	5.54%	79,418
Total	$349,269		396,537	356,015		401,007
Total receivable-backed debt	$430,481		518,709	445,371		530,135

(1)	Legacy Securitization debt bears interest at a coupon rate of 12% and was issued at a discount resulting in an effective yield of 18.5%.

Significant changes related to Bluegreen’s receivable-backed notes payable facilities during the three months ended March 31, 2013 include:

Quorum Purchase Facility. Since December 2010, Bluegreen has maintained a timeshare notes receivable purchase facility (the “Quorum Purchase Facility”) with Quorum Federal Credit Union (“Quorum”). In March 2013, the Quorum Purchase Facility was amended and expanded.  Pursuant to the terms of the March 2013 amendment and subject to certain conditions precedent, Quorum agreed to purchase on a revolving basis through March 31, 2014 eligible timeshare receivables from Bluegreen or certain of its subsidiaries in an amount of up to an aggregate $30.0 million purchase price. The amended terms of the Quorum Purchase Facility reflect an 85% advance rate, and provide for a program fee rate of 5.5% per annum, with respect to any future advances. Advances are also subject to a loan purchase fee of 0.5%. The Quorum Purchase Facility becomes due in December 2030. While ownership of the timeshare receivables included in Quorum Purchase Facility is transferred and sold for legal purposes, the transfer of these timeshare receivables is accounted for as a secured borrowing.

Other than as described above, there were no significant changes related to Bluegreen’s receivable-backed notes payable, and Bluegreen had no new debt issuances secured by its receivables, during the three months ended March 31, 2013.

9.    Commitments and Contingencies

Woodbridge and its Wholly-Owned Subsidiaries

On November 9, 2007, Levitt and Sons, Woodbridge’s former wholly-owned homebuilding subsidiary, and substantially all of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”). Pursuant to the settlement agreement entered into during June 2008, as subsequently amended (the “Settlement Agreement”), Woodbridge agreed to (i) pay $8 million to the Debtors’ bankruptcy estates (sometimes referred to herein as the “Debtors’ Estate”), (ii) place $4.5 million in a release fund to be disbursed to third party creditors in exchange for a third party release and injunction, (iii) make a $300,000 payment to a deposit holders fund and (iv) share a percentage of any tax refund attributable to periods prior to the bankruptcy with the Debtors’ Estate. In addition, Woodbridge agreed to waive and release substantially all of the claims it had against the Debtors, including administrative expense claims through July 2008, and the Debtors (joined by the Joint Committee of Unsecured Creditors appointed in the Chapter 11 Cases (the “Joint Committee”)) agreed to waive and release any claims they had against Woodbridge and its affiliates. On February 20, 2009, the Bankruptcy Court entered an order confirming a plan of liquidation jointly proposed by the Debtors and the Joint Committee.  That order also approved the settlement pursuant to the Settlement Agreement. No appeal or rehearing of the Bankruptcy Court’s order was filed by any party, and the settlement was consummated on March 3, 2009, at which time payment was made in accordance with the terms and conditions of the Settlement Agreement. As of December 31, 2011, we had placed into escrow approximately $11.7 million which represented the portion of the tax refund that was likely to be required to be paid to the Debtors’ Estate under the Settlement Agreement. During the quarter ended June 30, 2012, the $11.7 million was paid to the Debtors’ Estate.  In addition, during August 2012, Woodbridge paid to the Debtors’ Estate a settlement holdback amount of approximately $485,000 plus interest, thereby satisfying all of its obligations under the Settlement Agreement.

In the ordinary course of business, Woodbridge and its subsidiaries are parties to lawsuits as plaintiff or defendant involving its operations and activities. Reserves are accrued for amounts in which it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated.   As of March 31, 2013 and December 31, 2012, $11.9 million was accrued at Woodbridge’s parent company for pending legal proceedings involving Woodbridge or its wholly-owned subsidiaries (all of which related to the appraisal rights litigation described below).

Woodbridge believes that it has meritorious defenses in the pending legal actions and that reasonably possible losses arising from these pending legal matters, in excess of the amounts currently accrued, if any, will not have a material impact on Woodbridge’s financial statements.  However, due to the significant uncertainties involved in these legal matters, Woodbridge may incur losses in excess of amounts accrued and an adverse outcome in these matters could be material to Woodbridge’s financial statements.

Woodbridge Holdings, LLC v. Prescott Group Aggressive Small Cap Master Fund, G.P., Cede & Co., William J. Maeck, Ravenswood Investments III, L.P., and The Ravenswood Investment Company, Circuit Court, 17th Judicial Circuit, Broward County, Florida.

Under Florida law, holders of WHC’s Class A Common Stock who did not vote to approve BFC’s 2009 merger with WHC and who properly asserted and exercised their appraisal rights with respect to their shares are entitled to receive a cash payment in an amount equal to the fair value of their shares (as determined in accordance with the provisions of Florida law) in lieu of the shares of BFC’s Class A Common Stock which they would otherwise have been entitled to receive. In accordance with Florida law, Woodbridge (the successor by merger to WHC) provided written notices and required forms to the dissenting shareholders setting forth, among other things, its determination that the fair value of WHC’s Class A Common Stock immediately prior to the effectiveness of the merger was $1.10 per share. Dissenting shareholders, who collectively held approximately 4.2 million shares of WHC’s Class A Common Stock, rejected Woodbridge’s offer of $1.10 per share and requested payment for their shares based on their respective fair value estimates of WHC’s Class A Common Stock. Under Florida law, Woodbridge thereafter commenced the appraisal rights action. In December 2009, a $4.6 million liability was recorded with a corresponding reduction to additional paid-in capital representing, in the aggregate, Woodbridge’s offer to the dissenting shareholders.  On July 5, 2012, the presiding court determined the fair value of the dissenting shareholders’ shares of WHC’s Class A Common Stock to be $1.78 per share and awarded legal and other costs in favor of the dissenting shareholders. As a result, the $4.6 million liability was increased to approximately $7.5 million as of June 30, 2012 (with a corresponding reduction to additional paid in capital of $2.8 million) to account for the per share value awarded.   On March 11, 2013, the court awarded legal fees and pre and post judgment interest to the dissenting shareholders for a total award of approximately $11.9 million (including the $7.5 million based on the $1.78 per share value determination).  As a result, the liability was increased by approximately $4.4 million during the fourth quarter of 2012 to $11.9 million as of December 31, 2012.  During April 2013, Woodbridge appealed the court’s ruling with respect to its fair value determination and the award of legal fees and costs and posted a $13.4 million bond in connection with the appeal. The outcome of the appeal is uncertain.

In Re Bluegreen Corporation Shareholder Litigation

Between November 16, 2011 and February 13, 2012, seven purported class action lawsuits related to the previously proposed stock-for-stock merger between BFC and Bluegreen were filed against Bluegreen, the members of Bluegreen’s board of directors, BFC and BXG Florida Corporation, a wholly-owned subsidiary of Woodbridge formed for purposes of the merger (“BXG Merger Sub”). As described below, four of these lawsuits have been consolidated into a single action in Florida, and the other three lawsuits have been consolidated into a single action in Massachusetts and stayed in favor of the Florida action. Further information regarding each of these lawsuits is set forth below.

The four Florida lawsuits, captioned and styled Ronald Kirkland v. Bluegreen Corporation et al. (filed on November 16, 2011); Richard Harriman v. Bluegreen Corporation et al. (filed on November 22, 2011); Alfred Richner v. Bluegreen Corporation et al. (filed on December 2, 2011); and BHR Master Fund, LTD et al. v. Bluegreen Corporation et al. (filed on February 13, 2012), were consolidated into an action styled In Re Bluegreen Corporation Shareholder Litigation. On April 9, 2012, the plaintiffs filed a consolidated amended class action complaint which alleged that the individual director defendants breached their fiduciary duties by (i) agreeing to sell Bluegreen without first taking steps to ensure adequate, fair and maximum consideration, (ii) engineering a transaction to benefit themselves and not the shareholders, and (iii) failing to protect the interests of Bluegreen’s minority shareholders. In the complaint, the plaintiffs also alleged that BFC breached its fiduciary duties to Bluegreen’s minority shareholders and that BXG Merger Sub aided and abetted the alleged breaches of fiduciary duties by Bluegreen’s directors and BFC. In addition, the complaint included allegations relating to claimed violations of Massachusetts law. The complaint sought declaratory and injunctive relief, along with damages and attorneys’ fees and costs. On September 13, 2012, Bluegreen’s motion to dismiss the action was denied. Bluegreen subsequently answered the complaint.

The three Massachusetts lawsuits were filed in the Superior Court for Suffolk County in the Commonwealth of Massachusetts and styled as follows: Gaetano Bellavista Caltagirone v. Bluegreen Corporation et al. (filed on November 16, 2011); Alan W. Weber and J.B. Capital Partners L.P. v. Bluegreen Corporation et al. (filed on November 29, 2011); and Barry Fieldman, as Trustee for the Barry & Amy Fieldman Family Trust v. Bluegreen Corporation et al. (filed on December 6, 2011). In their respective complaints, the plaintiffs alleged that the individual director defendants breached their fiduciary duties by agreeing to sell Bluegreen without first taking steps to ensure adequate, fair and maximum consideration. The Fieldman and Weber actions contained the same claim against BFC. In addition, the complaints included claims that BXG Merger Sub, in the case of the Fieldman action, BFC and BXG Merger Sub, in the case of the Caltagirone action, and Bluegreen, in the case of the Weber action, aided and abetted the alleged breaches of fiduciary duties. On January 17, 2012, the three Massachusetts lawsuits were consolidated into a single action styled In Re Bluegreen Corp. Shareholder Litigation, which is presently stayed in favor of the Florida action.

Following the public announcement of the termination of the stock-for-stock merger agreement and the entry into the previously described agreement relating to Bluegreen’s cash merger with Woodbridge, the plaintiffs in the Florida action filed a motion for leave to file a supplemental complaint on November 28, 2012 in order to challenge the structure of, and consideration contemplated to be received by Bluegreen’s shareholders in the cash merger.  On November 30, 2012, the Florida court granted the plaintiffs’ motion and the supplemental complaint was deemed filed as of that date.   The supplemental complaint alleges that the merger consideration remained inadequate and continued to be unfair to Bluegreen’s minority shareholders.

The cash merger was consummated on April 2, 2013.  However, the actions related to the transaction remain pending, with the plaintiffs seeking to recover damages in connection with the transaction.  Woodbridge and Bluegreen believe that these lawsuits are without merit and intend to defend against them vigorously.

Bluegreen

In the ordinary course of its business, Bluegreen becomes subject to claims or proceedings from time to time relating to the purchase, sale, marketing or financing of VOIs or other resort operations. Bluegreen is also subject to certain matters relating to its previous Bluegreen Communities’ business, substantially all of the assets of which Bluegreen sold on May 4, 2012, as well as the previously described litigation relating to the Merger between Bluegreen and Woodbridge. Additionally, from time to time, Bluegreen becomes involved in disputes with existing and former employees, vendors, taxing jurisdictions and various other parties. From time to time in the ordinary course of business, Bluegreen also receives individual consumer complaints, as well as complaints received through regulatory and consumer agencies, including Offices of State Attorney Generals. Bluegreen takes these matters seriously and attempts to resolve any such issues as they arise. Unless otherwise described below, Bluegreen believes that these claims are routine litigation incidental to its business.

Reserves are accrued for matters in which Bluegreen believes it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated. As of March 31, 2013, Bluegreen accrued  $2.4 million for matters which it believes met these criteria. The actual costs of resolving these legal claims may be substantially higher than the amounts accrued for these claims.

Bluegreen’s management is not at this time able to estimate a range of reasonably possible losses with respect to matters in which it is reasonably possible that a loss will occur. In certain matters, Bluegreen is unable to estimate the loss or reasonable range of loss until additional developments provide information sufficient to support an assessment of the loss or range of loss. Frequently in these matters, the claims are broad and the plaintiffs have not quantified or factually supported the claim.

The aggregate liability relating to known contingencies discussed below, in excess of the amounts currently accrued, if any, are not expected to have a material impact on our consolidated financial statements.  However, due to the significant uncertainties involved in these legal matters, Bluegreen may incur losses in excess of amounts accrued and an adverse outcome in these matters could be material to our consolidated financial statements.

Tennessee Tax Audit

In 2005, the State of Tennessee Audit Division (the “Division”) audited certain subsidiaries within Bluegreen Resorts for the period from December 1, 2001 through December 31, 2004. On September 23, 2006, the Division issued a notice of assessment for approximately $0.7 million of accommodations tax based on the use of Bluegreen Vacation Club accommodations by Bluegreen Vacation Club members who became members through the purchase of non-Tennessee property. Bluegreen believes the attempt to impose such a tax is contrary to Tennessee law and has vigorously opposed such assessment by the Division. An informal conference was held in December 2007 to discuss this matter with representatives of the Division. No formal resolution of the issue was reached during the conference. By letter dated May 25, 2011, the State of Tennessee Department of Revenue issued a decision in which it held that two of the three types of transactions in question were taxable. The State of Tennessee Department of Revenue confirmed that Bluegreen had already remitted the proper amount of sales tax due on one of the two types of taxable transactions, but has taken the position that Bluegreen owed a total of $0.7 million in taxes and interest based on the second type of transaction. On August 1, 2011, Bluegreen filed suit in the Chancery Court of Davidson County, Tennessee for the purpose of invalidating and setting aside the tax assessment made against Bluegreen by the State of Tennessee Department of Revenue.

Bluegreen Vacations Unlimited, Inc.

In Case No. 2006-Ca-3374, styled Joseph M. Scheyd, Jr., P.A. vs. Bluegreen Vacations Unlimited, Inc.; Hubert A. Laird; and MSB of Destin, Inc., in the Circuit Court of the First Judicial Circuit in and for Okaloosa County, Florida, during 2006, Joseph M. Scheyd, Jr., P.A., as escrow agent, brought an interpleader action seeking a determination as to whether Bluegreen, as purchaser, or Hubert A. Laird and MSB of Destin, Inc., as seller, were entitled to the $1.4 million escrow deposit being maintained with the escrow agent pursuant to a purchase and sale contract for real property located in Destin, Florida. Bluegreen maintained that its decision not to close on the purchase of the property was proper under the terms of the purchase and sale contract and that Bluegreen is therefore entitled to a return of the full escrow deposit. On June 1, 2011, the trial court made a finding that Bluegreen breached the purchase and sale contract and that the plaintiff was entitled to the escrow deposit and all accrued interest. Bluegreen filed a notice of appeal with the First District Court of Appeal seeking to appeal the trial court’s decision. The escrow deposit and all accrued interest were placed in the appropriate Court registry pending the outcome of the appeal.  In January 2013, an Amended Final Judgment was issued finding Bluegreen in breach of contract and awarding the plaintiff the entire deposit plus accrued interest. Bluegreen subsequently filed a Motion for Reconsideration with the Court.  Before the Court rendered a response to the Motion, the matter was settled pursuant to an agreement under which Bluegreen received approximately $145,000 of the disputed deposit amount with the balance distributed to the plaintiff.

The matters described below relate to Bluegreen Communities’ business. As described above and further in Note 3, Bluegreen sold substantially all of the assets which comprised Bluegreen Communities to Southstar on May 4, 2012. However, Southstar did not assume the liabilities related to the matters described below in connection with the transaction, and Bluegreen therefore remains responsible for these matters and any liabilities resulting from them.

Mountain Lakes Mineral Rights

Bluegreen Southwest One, L.P. (“Southwest”), a subsidiary of Bluegreen, was the developer of the Mountain Lakes subdivision in Texas. In Case No. 28006, styled Betty Yvon Lesley et a1. V. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P. et al., in the 266th Judicial District Court, Erath County, Texas, the plaintiffs filed a declaratory judgment action against Southwest seeking to develop their reserved mineral interests in, on and under the Mountain Lakes subdivision. The plaintiffs’ claims are based on property law, oil and gas law, contract and tort theories. The property owners association and some of the individual landowners have filed cross actions against Bluegreen, Southwest and individual directors of the property owners association related to the mineral rights and certain amenities in the subdivision as described below. On January 17, 2007, the court ruled that the restrictions placed on the development that prohibited oil and gas production and development were invalid and not enforceable as a matter of law, that such restrictions did not prohibit the development of the plaintiffs’ prior reserved mineral interests and that Southwest breached its duty to lease the minerals to third parties for development. The court further ruled that Southwest was the sole holder of the right to lease the minerals to third parties. The order granting the plaintiffs’ motion was severed into Case No. 28769, styled Betty Yvon Lesley et a1. V. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P. et al., in the 266th Judicial District Court, Erath County, Texas. Southwest appealed the trial court’s ruling. On January 22, 2009, in Bluegreen Southwest One, L.P. et al. v. Betty Yvon Lesley et al., in the 11th Court of Appeals, Eastland, Texas, the Appellate Court reversed the trial court’s decision and ruled in Southwest’s favor and determined that all executive rights were owned by Southwest and then transferred to the individual property owners in connection with the sales of land. All property owner claims were decided in favor of Southwest. It was also decided that Southwest did not breach a fiduciary duty to the plaintiffs as an executive rights holder. On May 14, 2009, the plaintiffs filed an appeal with the Texas Supreme Court asking the Court to reverse the Appellate Court’s decision in favor of Southwest. On August 26, 2011, the Texas Supreme Court issued its opinion affirming the Appellate Court’s decision in part and reversing it in part. The Texas Supreme Court held that Southwest did not breach any covenants in the deed, but did breach a duty to the plaintiffs by filing restrictive covenants in connection with the development of the property which prohibited mineral development, and that the appropriate remedy was cancellation of the restrictive covenants. The Texas Supreme Court further ruled that the plaintiffs have no right of ingress to, or egress from, the subdivision, and that Southwest did not breach a duty to the plaintiffs by not leasing the mineral rights. The Texas Supreme Court remanded the case to the trial court for disposition consistent with its decision. On January 17, 2013, the trial court issued a partial judgment on remand. In its partial judgment, the trial court entered judgment on the issues rendered by the Court of Appeals and the Texas Supreme Court, including a finding that Southwest’s filing of restrictive covenants that attempted to prevent or restrict mineral development was a breach of a duty owed to the non-executive mineral rights owners. As such, the trial court canceled and declared void the section of the restrictive covenants preventing mineral development. However, the trial court also declared that the remaining provisions of the restrictive covenants remain in full force, and the filing of the restrictive covenants by Southwest was not a breach of contract. The trial court also held that the claims by the plaintiffs for reformation of the original deeds dealing with the quantum of minerals reserved therein should be severed from this case and proceed to a separate trial, which is currently scheduled to begin in October 2013.

Separately, as a result of the Texas Supreme Court’s decision invalidating the restrictive covenants prohibiting mineral development within the subdivision, certain lot owners within Mountain Lakes filed a cross-claim against Southwest alleging fraud, negligence and a violation of deceptive trade practices laws based on a claim that the invalidation of the restrictive covenants caused devaluation of their residential lots and other economic damages.   During mediation held in June 2012, Southwest and the named plaintiffs (Lesley) reached an agreement to settle their disputes, with Southwest agreeing to pay the Lesley plaintiffs  $200,000 for dismissal of their claims.  Southwest has also settled the claims of certain other lot owners for a total of $7,000.  However, settlement has not been reached with the other landowners possessing reserved mineral rights, nor with the majority of lot owners who filed the cross-claim against Southwest. The trial court has set a trial date of October 7, 2013 for this matter. Southwest intends to vigorously defend itself with respect to the pending matters.

10.    Noncontrolling Interests

The following table summarizes the noncontrolling interests in the Company’s subsidiaries at March 31, 2013 and December 31, 2012 (in thousands):

	March 31,	December 31,
	2013	2012
Bluegreen	$67,713	62,186
Joint ventures	36,322	33,039
Total noncontrolling interests	$104,035	95,225

The following table summarizes the income (loss) recognized with respect to the Company’s subsidiaries attributable to noncontrolling interests for the three months ended March 31, 2013 and 2012 (in thousands):

	For the Three Months Ended
	March 31,
	2013	2012

Noncontrolling interest - Continuing Operations:
Bluegreen	$5,321	3,507
Joint ventures	3,283	3,637
	$8,604	7,144

Noncontrolling interest - Discontinued Operations:
Bluegreen	$(23)	(139)
	$(23)	(139)
Net income attributable to noncontrolling interests	$8,581	7,005

11.    Certain Relationships and Related Party Transactions

As described in further detail below, BFC and BBX Capital own 54% and 46%, respectively, of the outstanding equity interests in Woodbridge, which is the sole shareholder of Bluegreen as a result of its April 2, 2013 acquisition of all of the shares of Bluegreen’s common stock which it did not previously own. Prior to that transaction, Woodbridge owned approximately 54% of Bluegreen’s outstanding common stock.  In addition, Mr. Alan Levan and Mr. Abdo, who serve as Chairman and Vice Chairman of BFC and as managers of Woodbridge, served, and continue to serve, as Chairman and Vice Chairman, respectively, of Bluegreen.  Jarett S. Levan, the son of Alan B. Levan, is an executive officer and director of BFC and an officer of the Company. Seth M. Wise, an executive officer and director of the BFC, is a manager of the Company, and John K. Grelle, an executive officer of BFC, is an officer of the Company.

On April 2, 2013, Bluegreen merged with a wholly-owned subsidiary of Woodbridge in a cash merger transaction. Pursuant to the terms of the November 14, 2012 merger agreement between the parties, Bluegreen’s shareholders (other than Woodbridge, whose shares of Bluegreen’s common stock were canceled in connection with the merger without any payment therefor) received consideration of $10.00 in cash for each share of Bluegreen’s common stock that they held at the effective time of the merger, including unvested restricted shares. In addition, each option to acquire shares of Bluegreen’s common stock that was outstanding at the effective time of the merger, whether vested or unvested, was canceled in exchange for a cash payment to the holder in an amount equal to the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option. The aggregate merger consideration was approximately $149 million. As a result of the merger, Bluegreen, which was the surviving corporation of the merger, became a wholly-owned subsidiary of Woodbridge.

In connection with the financing of the Bluegreen merger, BFC and Woodbridge entered into a purchase agreement with BBX Capital on April 2, 2013.  Pursuant to the terms of the Purchase Agreement, BBX Capital invested $71.75 million in Woodbridge in connection with the closing of the merger in exchange for a 46% equity interest in Woodbridge. BFC continues to hold the remaining 54% of Woodbridge’s outstanding equity interests. BBX Capital’s investment in Woodbridge consisted of $60 million in cash and a promissory note in Woodbridge’s favor in the principal amount of $11.75 million. The promissory note has a term of five years, accrues interest at a rate of 5% per annum and provides for payments of interest only on a quarterly basis during the term of the promissory note, with all outstanding amounts being due and payable at the end of the five-year term. In connection with BBX Capital’s investment in Woodbridge, BFC and BBX Capital entered into an Amended and Restated Operating Agreement of Woodbridge, which sets forth BFC’s and BBX Capital’s respective rights as members of Woodbridge and provides for, among other things, unanimity on certain specified “major decisions” and distributions to be made on a pro rata basis in accordance with BFC’s and BBX Capital’s respective percentage equity interests in Woodbridge.

BFC and Bluegreen were previously party to a merger agreement, dated November 11, 2011, which provided for Bluegreen to merge with and into Woodbridge and for Bluegreen’s shareholders (other than Woodbridge and shareholders of Bluegreen who duly exercised appraisal rights in accordance with Massachusetts law) to receive eight shares of the Company’s Class A Common Stock for each share of Bluegreen’s common stock that they held at the effective time of the merger. The November 2011 merger agreement was conditioned upon, among other things, the listing of BFC’s Class A Common Stock on a national securities exchange at the effective time of the merger.  Due to the inability to satisfy this closing condition, on November 14, 2012, the parties agreed to terminate the November 2011 merger agreement and entered into the cash merger agreement described above.

Pursuant to the terms of a shared services agreement between the Company and BFC, certain administrative services, including human resources, risk management, and investor and public relations, were provided to the Company by BFC Shared Services Corporation, a subsidiary of BFC, on a percentage of cost basis.  The total amounts paid for these services during the three months ended March 31, 2012 was approximately $140,000. The shared services agreement between BFC and Woodbridge was terminated during the third quarter of 2012.

During each of the three months ended March 31, 2013 and 2012, Bluegreen paid a subsidiary of BFC approximately $0.2 million for a variety of management advisory services. In addition, BFC had an agreement with Bluegreen relating to the engagement of different independent registered public accounting firms. Pursuant to this agreement, Bluegreen reimbursed BFC during the three months ended March 31, 2012 approximately $0.2 million for fees paid by BFC to its independent registered public accounting firm for services performed at Bluegreen as part of the accounting firm’s annual audit of BFC’s consolidated financial statements.  This agreement was terminated in connection with Bluegreen’s decision during October 2012 engage as its independent registered public accounting firm to the same firm used by BFC.

Beginning in 2009, Bluegreen entered into a land lease with Benihana, which constructed and operates a restaurant on one of Bluegreen’s resort properties. Under the terms of the lease, Bluegreen receives payments from Benihana of approximately $0.1 million annually.  Until August 2012, BFC held a significant investment in Benihana, and Alan B. Levan and John E. Abdo served on Benihana’s Board of Directors.

J. Larry Rutherford, who served as a member of Bluegreen’s Board of Directors until April 30, 2011, is the President and Chief Executive Officer of Southstar. As previously described, Bluegreen sold substantially all of the assets that comprised Bluegreen Communities to Southstar on May 4, 2012. See Note 1 for additional information regarding this transaction.